EXHIBIT 99.1

                            Joan R. Staley, CPA, P.A.
                               2920 S.W. Mapp Road
                            Palm City, Florida 34990
                                 (561) 221-1273




June 29, 2000


Clements Golden Phoenix Enterprises, Inc.
3135 S.W. Mapp Road
P.O. Box 268
Palm City, FL    34991






Gentlemen:

This firm is unable to complete the audit of the consolidated financial statements of Clements Golden Phoenix Enterprises, Inc. as of March 31, 2000 and for the year ended December 31, 1999, due to the very heavy work load since the close of tax season. We do expect to have it completed within the next week.


Sincerely,

/s/ Joan R.  Staley

Joan R.  Staley
Certified Public Accountant